Exhibit 99.4

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

Board of Directors
Valero GP, LLC,
    on behalf of Riverwalk Logistics, L.P.,
    as the general partner of Valero L.P.
One Valero Way
San Antonio, Texas 78249
Members of the Board:

        We hereby consent to the inclusion of our opinion letter, dated October 31, 2004, to the Board of Directors of Valero GP, LLC, in its capacity as general partner of the general partner of Valero L.P., as Appendix C to, and reference thereto under the captions "SUMMARY—Opinions of Financial Advisors—Valero L.P.'s Financial Advisor" and "THE MERGERS—Opinion of Valero L.P.'s Financial Advisor" in, the Joint Proxy Statement/Prospectus relating to the proposed mergers involving Valero L.P., Kaneb Services LLC and Kaneb Pipe Line Partners, L.P., which forms a part of the Registration Statement on Form S-4 of Valero L.P. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CREDIT SUISSE FIRST BOSTON LLC CREDIT SUISSE FIRST BOSTON LLC

November 23, 2004